Exhibit 10.18

Amendment No. 1 to

Collaboration and License Agreement

This Amendment No. 1 (the “Amendment”) to the Collaboration, Option and License Agreement dated June 15, 2020 between GLAXOSMITHKLINE INTELLECTUAL PROPERTY (NO. 4) LIMITED (“GSK”), a company registered in England and Wales (registered number 11721880), and IDEAYA Biosciences, Inc., (“IDEAYA”) a Delaware corporation having an office at 7000 Shoreline Court, Suite 350, South San Francisco, CA 94080 (the “Agreement”) is effective as of October 23, 2020 (“Amendment Effective Date”).  GSK and IDEAYA are sometimes referred to individually as a “Party” and collectively as the “Parties.”

WHEREAS, in accordance with Section 16.9 of the Agreement, the Parties desire to amend certain terms relating to the transfer of certain Materials under the Agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the Parties, intending to be legally bound, hereby agree as follows:

1.	Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Agreement.
2.	Section 3.2.5(a) will be revised to read in its entirety as follows:

“During the course of a Collaboration Program, either Party (or such Party’s designee) (the “Materials Transferring Party”) may transfer to the other Party or its designee (the “Materials Receiving Party”) certain Materials for use in connection with activities contemplated under a particular Collaboration Plan; provided, that for clarity any Material transfer contemplated in connection with the conduct of the MAT2A Combination Study shall be as set forth in the MAT2A CTCSA.  Such Materials will be provided under the terms and conditions of this Agreement and in such amount as described in the material transfer record for the particular transfer (“MTR”), in the form attached hereto as Schedule 3.2.5, which MTR shall set forth the type and name of the Materials transferred, the amount of the Materials transferred, the date of the transfer of such Materials and the proposed use of such Materials by the Material Receiving Party. Notwithstanding the foregoing, in lieu of the MTR, transfer of all Materials consisting of MAT2A Compounds, POLQ Compounds and WRN Compounds will be tracked using a GSK-approved system, which as of the Amendment Effective Date is referred to as Rhapsody. Rhapsody and any subsequent GSK-approved system used for tracking chemical compositions of matter to and from GSK shall be referred to as the “Tracking System”. GSK will notify IDEAYA of the information required to be provided in connection with the use of the Tracking System for transfers of MAT2A Compounds, POLQ Compounds and WRN Compounds, and any updates thereto.”

3.

All other terms, conditions and provisions of the Agreement shall remain in full force and effect except as amended herein.  All references to the “Agreement” therein shall mean the Agreement as amended by this Amendment. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall constitute a single instrument. Signatures transmitted via PDF shall be treated as original signatures.

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IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed as of the Amendment Effective Date by their respective duly authorized representatives as set forth below.

GLAXOSMITHKLINE INTELLECTUAL PROPERTY (NO. 4) LIMITED /s/ John Sadler John Sadler Authorised Signatory For and on behalf of The Wellcome Foundation Limited Corporate Director
IDEAYA Biosciences, Inc. /s/ Jason S. Throne By: Jason S. Throne Its: SVP, General Counsel

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